NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on February 3, 2014, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on January 25, 2014 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. Pursuant to the terms of the Warrants Agreement the Warrants (Expiring January 25, 2014) of China Hydroelectric Corporation expired on January 25, 2014. Each Warrant is exercisable for three fully paid and non-assessable ordinary shares of China Hydroelectric Corporation, par value $0.001 per share (‘Ordinary Shares’), at an exercise price of $15.00 for three Ordinary Shares. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on January 21, 2014.